Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. (333-210167) and (333-182635) on Form S-8 of our report dated December 20, 2019 with respect to the financial statements and supplemental schedules of HomeTrust Bank KSOP Plan included in this Annual Report on Form 11-K for the year ended June 30, 2019.
/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina
December 20, 2019